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Exhibit 5.1

August 14, 2020

TALEND S.A.
5-7, rue Salomon de Rothschild
92150 Suresnes
France

Re:
Registration Statement on Form S-3ASR of TALEND S.A.

Ladies and Gentlemen:

        We are acting as special French counsel for TALEND S.A., a French société anonyme (the "Company"), in connection with the filing of the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the possible public offering and sale by a selling shareholder of the Company named therein (the "Selling Shareholder") of up to 1,582,895 American Depositary Shares (the "ADSs"), each representing one ordinary share of the Company with a nominal value of €0.08 per share. The ADSs were issued pursuant to the Deposit Agreement, dated as of July 28, 2016, among the Company, JPMorgan Chase Securities, N.A. as depositary (the "Depositary") and the holders of American Depositary Receipts issued thereunder (the "Deposit Agreement").

        In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. In rendering this opinion, as to certain factual matters, we have, with your consent, relied upon oral and written representations of officers of the Company with respect to the accuracy of the factual matters addressed in such representations. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the ordinary shares deposited by the Selling Shareholder with the Depositary pursuant to the Deposit Agreement in respect of which the ADSs were issued to the Selling Shareholder are validly issued, fully paid and non-assessable.

        The term "non-assessable", which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of ordinary shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the ordinary shares.

        The opinion expressed herein is limited to the laws of France as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We made no investigation as to the relevance or accuracy of the statement of facts contained in the documents reviewed.

        In rendering this opinion, we have assumed that (1) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act and (2) the Selling Shareholder will offer and sell the ADSs, each representing one Share, in compliance with the terms and conditions of the underwriting agreement to be entered into by and among the Company, the relevant Selling Shareholder and the relevant underwriters, the Company's by-laws (statuts) and applicable law.

        We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of the Registration Statement.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company and to the reference to Gide Loyrette Nouel A.A.R.P.I. under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Gide Loyrette Nouel A.A.R.P.I.

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  Exhibit 5.1